EXHIBIT 99.1

Krispy Kreme Reports Second Quarter 2022 Results
Second quarter net revenue grew 7.5% with organic revenue growth of 8.9% compared to Q2 2021
Added 982 Points of Access year to date, totaling 11,409
Sales per Hub growth over 20% domestically and internationally
Third quarter to date net revenue growth of 8% with organic revenue growth of 10%
CHARLOTTE, NC (August 17, 2022) – Krispy Kreme, Inc. (NASDAQ: DNUT) (“Krispy Kreme” or the “Company”) today reported financial results for the second quarter ended July 3, 2022 with net revenue growing 7.5% year-over-year to $375.2 million, or 50.0% on a two-year stack basis, while organic revenue grew 8.9%, or 31.4% on a two-year stack basis. Sales per Hub in the U.S. and Canada increased by 22.2% year-over-year to $4.4 million while International Sales per Hub grew 22.5% to $9.8 million, driven by a 19% increase in Global Points of Access and a 9% increase in U.S. and Canada weekly sales per Delivered Fresh Daily (“DFD”) Door. Foreign currency translation resulted in a negative 2.6% impact on net revenue growth during the second quarter due to the strength of the U.S. dollar.
GAAP Net Loss for the quarter was $2.4 million, a significant improvement compared to a loss of $15.0 million a year ago while GAAP diluted Loss Per Share for the quarter was $0.02 compared to a loss of $0.13 last year. Adjusted Diluted EPS was $0.08 for the quarter, compared to $0.13 last year due in part to share dilution from an increased share count following the IPO. Adjusted EBITDA in the second quarter was $47.4 million, which included an approximately $2.7 million negative impact from the strong U.S. dollar.
Organic growth was driven by the performance and expansion of Krispy Kreme’s omni-channel model, and strong performances in Australia, Mexico, the Market Development segment, Hubs with Spokes in the U.S. and Insomnia Cookies. Global Points of Access, which reflect all locations where fresh doughnuts and cookies can be purchased, increased by 382 during the quarter, providing consumers access to Krispy Kreme in more than 11,400 locations around the world.
Commenting on the Company’s performance, President and CEO Mike Tattersfield stated, “Our results in the second quarter continue to demonstrate the benefits of our omni-channel model and global expansion strategy with strong organic growth. In the second quarter consumers faced unique economic pressures, which is why we invested in our customers through Acts of Joy such as Beat the Pump dozen pricing that matched a gallon of gas and other promotions to drive brand love. After the end of the second quarter, we took successful pricing actions in the U.S. and U.K. markets and we have seen a significant deceleration in key commodity costs for 2023 in recent weeks.”
Mike continued, “We are very well-positioned for growth over the next few years driven by the expansion of our omni-channel model as we significantly expand our points of access primarily through low capital DFD Doors and continue our transformation to the more profitable and capital efficient Hub and Spoke model in the U.S. Additionally, we have strong interest from global partners to bring Krispy Kreme to new geographies.”
Financial Highlights

$ in millions, except per share data	Q2 2022	vs Q2 2021	1H 2022	vs 1H 2021
Net Revenue	$375.2	+7.5%	$747.8	+11.4%
Organic Revenue(1)	$380.1	+8.9%	$750.2	+11.8%
GAAP Net (Loss)/Income	($2.4)	+83.9%	$4.1	+126.3%
Adjusted Net Income(1)	$14.6	-28.4%	$30.7	-19.3%
Operating Income	$7.5	-17.7%	$24.8	+8.7%
Operating Income Margin	2.0%	-60 bps	3.3%	-10 bps
Adjusted EBITDA(1)	$47.4	-9.6%	$96.3	-2.6%
Adjusted EBITDA Margin(1)	12.6%	-240 bps	12.9%	-180 bps
GAAP Diluted Income/(Loss) Per Share	($0.02)	+$0.11	$0.00	+$0.16
Adjusted Diluted EPS(1,2)	$0.08	-$0.05	$0.16	-$0.09
Net Debt	$703.1	-37.9%
Notes:
(1)Non-GAAP figures – please refer to Reconciliation of Non-GAAP Financial Measures.
(2)Second quarter 2022 Adjusted Diluted EPS was impacted by ($0.02) from share count dilution from the IPO
Key Operating Metrics

$ in millions, except access points	Q2 2022	vs Q2 2021	vs Q1 2022
Global Points of Access	11,409	+18.6%	+3.5%
Sales per Hub (U.S. and Canada) TTM	$4.4	+22.2%	+2.3%
Sales per Hub (International) TTM	$9.8	+22.5%	+1.0%
Ecommerce as a Percent of Retail Sales	17.5%	-110 bps	+10 bps
December Analyst Day
Krispy Kreme will host an Investor Day on December 15, 2022 in Charlotte, NC and virtually. The event will unveil the Company’s plans and expectations for 2023-2025 including the next evolution of the Hub and Spoke model in the U.S., Branded Sweet Treats, Insomnia Cookie’s international and domestic expansion plans and other exciting updates. More information to follow in the coming months.
Second Quarter and First Half 2022 Consolidated Results
Net revenue grew 7.5% in the second quarter to $375.2 million, or 10.0% excluding foreign currency translation, and organic revenue grew 8.9% in the quarter. Organic revenue growth was driven by strong performances in our Hubs with Spokes, both domestically and internationally, leveraging an 18.6% increase in points of access from a year ago. For the first half of 2022, net revenue grew 11.4% to $747.8 million, or 13.4% excluding foreign currency impacts, and organic revenue grew 11.8%.
GAAP Net Loss for the quarter was $2.4 million, compared to a GAAP Net Loss of $15.0 million in the second quarter of 2021. Adjusted EBITDA in the quarter declined 9.6% to $47.4 million, due to increased labor and commodity cost as well as including an approximately $2.7 million negative impact from the strength of the U.S. dollar. Still, compared to the same quarter in 2020, Adjusted EBITDA increased by 60.7%. Operating margins declined 60 basis points to 2.0%, while Adjusted EBITDA margin declined 240 basis points to 12.6% from the same quarter in 2021 driven by margin declines in our International and U.S. and Canada segments. Adjusted Net Income for the quarter declined 28.4% to $14.6 million compared to the same quarter in 2021. GAAP Diluted Net Loss per share in the quarter was $0.02 compared to a net loss of $0.13 in the same quarter last year with Adjusted Diluted EPS decreasing to $0.08 from $0.13 in the second quarter of 2021.
GAAP Net Income for the first half of 2022 was $4.1 million, compared to a GAAP Net Loss of $15.4 million in the same period of 2021. Adjusted EBITDA in the first half of 2022 declined 2.6% to $96.3 million, including an approximately $3.7 million negative impact from the strength of the U.S. dollar with cost increases largely offsetting net revenue growth. Operating margins in the first half of 2022 declined 10 basis points to 3.3% while Adjusted EBITDA margin declined 180 basis points to 12.9% from the same period in 2021. Adjusted Net Income declined 19.3% to $30.7 million in the first half of 2022. GAAP Diluted EPS in the first half of 2022 was $0.00 compared to a net loss of $0.16 with Adjusted Diluted EPS decreasing to $0.16 from $0.25 in the same period of 2021.
Diluted weighted average shares outstanding for the second quarter of 2022 were 169.3 million, compared to 135.9 million in the second quarter of 2021 primarily as a result of the IPO.
Second Quarter and First Half 2022 Market Segment Results
U.S. and Canada: In the U.S. and Canada segment net revenue in the second quarter of 2022 grew 8.5% to $250.5 million, driven by the continued execution of our omni-channel strategy and strength in Hubs with Spokes and Insomnia Cookies. Organic revenue increased 6.0% driven by increased points of access and strong performance in DFD, with average weekly sales per DFD Door growing by 9.0% compared to the prior year. Hubs with Spokes had revenue growth 5% faster than those without Spokes. Points of access increased 112 in quarter to 6,053 which represents an 8.9% increase in points of access from a year ago.
U.S. and Canada Adjusted EBITDA decreased 8.0% to $26.0 million in the second quarter of 2022 compared to the second quarter of 2021 with margin declines of 180 basis points to 10.4%. This was driven by cost increases in labor and commodities and weakness in Hubs without Spokes, partially offset by improved margin performance from Branded Sweet Treats. Pricing actions were successfully taken at the beginning of the third quarter of 2022.
In the U.S. and Canada segment net revenue in the first half of 2022 grew 11.1% to $503.6 million. Organic revenue increased 7.8% driven by increased points of access and strong performance in DFD. Points of access increased 330 in the first half of 2022. U.S. and Canada Adjusted EBITDA grew 6.8% to $59.6 million in the first half of 2022 compared to the same period in 2021 with margin declines of 50 basis points to 11.8%.
International: In the International segment, net revenue grew 5.2% to $93.9 million, with organic growth of 13.0%. Organic growth in the quarter was driven by the expansion of DFD and successful seasonal offerings. Growth was particularly strong in Mexico, Australia and New Zealand. Points of access increased by 222 to 3,425. Foreign currency translation had a negative 7.9% impact on our International net revenue growth during the quarter.
International Adjusted EBITDA declined 17.5% in the second quarter over the same period of the prior year to $19.5 million, due to a decline in our U.K. and Ireland market which was cycling unusually high margins in the quarter a year ago as the U.K. COVID-19 restrictions were lifted. Additionally, the U.K. and Ireland market was impacted by a challenged consumer environment with reduced general retail and grocery traffic and cost increases. Adjusted EBITDA for Mexico and Australia & New Zealand markets grew 12.0% in the second quarter compared to the same period in the prior year. The strengthening of the U.S. dollar had an approximate negative $2.0 million impact on International Adjusted EBITDA in the second quarter of 2022 compared to the same period of the prior year. International Adjusted EBITDA margin was 20.8% in the second quarter, up 100 basis points from the first quarter of 2022 but down 570 basis points compared the same period last year. Pricing actions were successfully taken in the U.K. at the start of the third quarter of 2022.
International net revenue in the first half of 2022 grew 16.3% to $181.1 million. Organic revenue increased 22.6% driven by increased points of access and product innovation, especially in Mexico and Australia & New Zealand. Points of access increased 534 in the first half of 2022. International Adjusted EBITDA declined 5.7% to $36.8 million in the first half of 2022 compared to the same period in 2021 with margin declines of 480 basis points to 20.3%.
Market Development: In the Market Development segment, net revenue increased 6.5% to $30.9 million driven by a 37.9% increase in points of access to 1,931 compared to the prior year, partially offset by franchise acquisitions and a 7.0% adverse impact from foreign currency exchange. Organic revenue growth was 19.2% compared to the same period in 2021 driven by a strong performance in our franchise markets and in our equity-owned Japan market where the Company is implementing its omni-channel model with the expansion of Ecommerce and the launch of DFD.
Market Development Adjusted EBITDA grew 6.5% to $10.5 million in the second quarter of 2022, with strong organic revenue growth partially offset by domestic franchise acquisitions and foreign currency translation impacts. Adjusted EBITDA margins were approximately flat at 33.9%.
Market Development net revenue in the first half of 2022 grew 2.1% to $63.1 million while organic revenue increased 14.0%. Points of access increased by 118 in the first half of 2022. Excluding the impact of closing 30 franchise shops in Russia, Points of Access increased by 148 in the first half of 2022. Market Development Adjusted EBITDA increased 5.0% to $21.8 million in the first half of 2022 compared to the same period in 2021 with margin increase of 100 basis points to 34.5%.
As previously announced, the Company has signed development agreements in 2022 with franchise partners to open in Switzerland, Costa Rica, Jordan and Chile. Additionally, the Company has signed with a new partner in Turkey and have an agreement to build out a substantial omni-channel network across the market.
Franchisee Acquisition
Later this month, the Company will spend approximately $18.5 million to acquire seven shops (including one of which is under construction) in the U.S. Midwest from a franchise partner at an attractive multiple. These shops will be accretive to margins immediately and the Company estimates the potential for more than 100 low-capital DFD Doors in this market.
Balance Sheet & Capital Expenditures
During the second quarter of 2022, the company invested $22.0 million in capital expenditures, or 5.9% of revenue. For the first half of 2022, the Company invested $51.5 million in capital expenditures, or 6.9% of revenue. The Company had Free Cash Flow of $3.5 million in the second quarter.
As of July 3, 2022, the Company had $25.8 million of cash and cash equivalents, $700.7 million of bank debt and $28.1 million of other debt-like items, for a total net debt of $703.1 million, with more than $225 million of available liquidity.
2022 Financial Outlook
Krispy Kreme updates its guidance for the full year 2022 as follows:
•Net Revenue of $1.49 billion to $1.52 billion
•Organic Revenue growth of 10% to 12%
•Adjusted EBITDA of $189 million to $195 million
•Adjusted Net Income to Krispy Kreme shareholders, diluted, of $49 million to $54 million
•Adjusted Diluted EPS of $0.29 to $0.32
•Approximately 170 million weighted average Diluted shares outstanding
•Adjusted Income Tax rate between 23% and 25%
•Capital Expenditures between $105 million to $110 million (approximately 7% of revenue), a reduction of $10 million from our prior expectations due to a shift to lower capital points of access spend and a benefit from foreign currency translation
•Net Leverage of approximately 3.6x, including the short-term impact from the U.S. Midwest franchise acquisition and FX headwinds, with a goal of 3.0x by the end of 2023
The Company’s updated guidance includes an Adjusted EBITDA impact of approximately negative $10 to $12 million from foreign currency translation and input costs from the strengthening of the U.S. dollar or approximately negative $0.05 per Diluted share. It also reflects the current soft consumer environment and heat waves this summer in the U.K.
Krispy Kreme continues to expect the following annual long-term outlook:
•Organic Revenue growth of 9% to 11%
•Adjusted EBITDA growth of 12% to 14%
•Adjusted Net Income growth of 18% to 22%
•Net leverage of approximately 2.0x
Definitions
The following definitions apply to terms used throughout this press release:
•Global Points of Access: Reflects all locations at which fresh doughnuts or cookies can be purchased. We define Global Points of Access to include all Hot Light Theater Shops, Fresh Shops, Carts, Food Trucks and Other, DFD Doors and Cookie Shops, at both Company-owned and franchise locations as of the end of the respective reporting period. We monitor Global Points of Access as a metric that informs the growth of our omni-channel presence over time and believe this metric is useful to investors to understand our footprint in each of our segments.
•Hubs: Reflects locations where fresh doughnuts are produced and processed for sale at any point of access. We define Hubs to include self-sustaining Hot Light Theater Shops and Doughnut Factories, at both Company-owned and franchise locations as of the end of the respective reporting period.
•Sales Per Hub: Sales per Hub equals Fresh Revenues from Hubs with Spokes, divided by the average number of Hubs with Spokes at the end of the five most recent quarters.
•Fresh Revenues from Hubs with Spokes: Fresh Revenues include product sales generated from our Doughnut Shop business (including Ecommerce and delivery), as well as DFD sales, but excluding sales from our legacy wholesale business and our Branded Sweet Treat Line. It also excludes all Insomnia Cookies revenues as the measure is focused on the Krispy Kreme business. Fresh Revenues from Hubs with Spokes equals the Fresh Revenues derived from those Hubs currently producing product for other shops, Carts, Food Trucks and Other, and/or DFD Doors, but excluding Fresh Revenues derived from those Hubs not currently producing product for other shops, Carts, Food Trucks and Other, and/or DFD Doors.
•Total Net Leverage Ratio: Calculated using Net Debt (including both bank debt and financing leases as part of debt) divided by Adjusted EBITDA.
•Free Cash Flow: Defined as cash provided by operating activities less purchases of property and equipment.
About Krispy Kreme
Headquartered in Charlotte, N.C., Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in over 30 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a rapidly growing Ecommerce and delivery business. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com, or on one of its many social media channels, including www.Facebook.com/KrispyKreme, and www.Twitter.com/KrispyKreme.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. The words “believe,” “may,” “could,” “will,” “should,” “anticipate,” “estimate,” “expect,” “outlook,” “guidance,” “working towards” or similar words, or the negative of these words, identify forward-looking statements. Such forward-looking statements are based on certain assumptions and estimates that we consider reasonable but are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial conditions, business, prospects, growth strategy and liquidity. Accordingly, there are, or will be, important factors that could cause our actual results to differ materially from those indicated in these statements. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results could differ materially from the forward-looking statements included herein. Factors that could cause actual results to differ from those expressed in forward-looking statements include, without limitation, the risks and uncertainties described under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended January 2, 2022, filed by us with the Securities and Exchange Commission (“SEC”) and described in the other filings we make from time to time with the SEC. We believe that these factors include, but are not limited to, the impact of pandemics, changes in consumer preferences, the impact of inflation, and our ability to execute on our omni-channel business strategy. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statement to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Non-GAAP Measures
This press release includes certain non-GAAP financial measures including organic revenue growth, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, Fresh Revenue from Hubs with Spokes and Sales per Hub, which differ from results using U.S. Generally Accepted Accounting Principles (“GAAP”). These non-GAAP financial measures are not universally consistent calculations, limiting their usefulness as comparative measures. Other companies may calculate similarly titled financial measures differently than we do or may not calculate them at all. Additionally, these non-GAAP financial measures are not measurements of financial performance under GAAP. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine our non-GAAP financial measures in conjunction with our historical consolidated financial statements and notes thereto filed with the SEC.
The Company does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inability to predict the amount and timing of impacts outside of the Company’s control on certain items, such as net income and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

Krispy Kreme, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Quarter Ended		Two Quarters Ended
	July 3, 2022 (13 weeks)	July 4, 2021 (13 weeks)	July 3, 2022 (26 weeks)	July 4, 2021 (26 weeks)
Net revenues
Product sales	$367,777	$341,223	$731,829	$654,808
Royalties and other revenues	7,468	7,963	15,948	16,187
Total net revenues	375,245	349,186	747,777	670,995
Product and distribution costs	100,558	85,017	196,669	165,014
Operating expenses	173,942	157,877	342,668	305,418
Selling, general and administrative expense	51,754	60,930	105,465	110,467
Marketing expenses	11,215	10,052	21,374	19,559
Pre-opening costs	985	1,752	2,314	3,143
Other expenses/(income), net	1,469	(761)	(1,164)	(4,006)
Depreciation and amortization expense	27,814	25,194	55,655	48,595
Operating income	7,508	9,125	24,796	22,805
Interest expense, net	7,586	9,793	14,937	18,042
Interest expense — related party	—	4,821	—	10,387
Other non-operating expense/(income), net	756	(416)	435	(858)
(Loss)/income before income taxes	(834)	(5,073)	9,424	(4,766)
Income tax expense	1,574	9,923	5,374	10,608
Net (loss)/income	(2,408)	(14,996)	4,050	(15,374)
Net income attributable to noncontrolling interest	1,441	2,146	3,897	4,829
Net (loss)/income attributable to Krispy Kreme, Inc.	$(3,849)	$(17,142)	$153	$(20,203)
Net loss per share:
Common stock — Basic	$(0.02)	$(0.13)	$0.00	$(0.16)
Common stock — Diluted	$(0.02)	$(0.13)	$0.00	$(0.16)
Weighted average shares outstanding:
Basic	167,367	132,351	167,314	128,669
Diluted	167,367	132,351	167,314	128,669

Krispy Kreme, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	As of
	(Unaudited) July 3, 2022	January 2, 2022
ASSETS
Current assets:
Cash and cash equivalents	$25,796	$38,562
Restricted cash	411	630
Accounts receivable, net	45,027	47,491
Inventories	47,420	34,851
Taxes receivable	14,614	14,662
Prepaid expense and other current assets	29,264	20,701
Total current assets	162,532	156,897
Property and equipment, net	443,898	438,918
Goodwill	1,083,199	1,105,322
Other intangible assets, net	969,319	992,520
Operating lease right of use asset, net	419,211	435,168
Other assets	21,761	16,429
Total assets	$3,099,920	$3,145,254
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$39,844	$36,583
Current operating lease liabilities	45,936	50,359
Accounts payable	187,516	182,104
Accrued liabilities	108,497	140,750
Structured payables	135,542	116,361
Total current liabilities	517,335	526,157
Long-term debt, less current portion	686,013	680,307
Noncurrent operating lease liabilities	407,141	415,208
Deferred income taxes, net	142,361	145,418
Other long-term obligations and deferred credits	38,088	42,509
Total liabilities	1,790,938	1,809,599
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 300,000 shares authorized as of both July 3, 2022 and January 2, 2022; 167,428 and 167,251 shares issued and outstanding as of July 3, 2022 and January 2, 2022, respectively	1,674	1,673
Additional paid-in capital	1,420,410	1,415,185
Shareholder note receivable	(4,573)	(4,382)
Accumulated other comprehensive loss, net of income tax	(20,647)	(2,478)
Retained deficit	(189,970)	(178,409)
Total shareholders’ equity attributable to Krispy Kreme, Inc.	1,206,894	1,231,589
Noncontrolling interest	102,088	104,066
Total shareholders’ equity	1,308,982	1,335,655
Total liabilities and shareholders’ equity	$3,099,920	$3,145,254

Krispy Kreme, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Two Quarters Ended
	July 3, 2022 (26 weeks)	July 4, 2021 (26 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$4,050	$(15,374)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization expense	55,655	48,595
Deferred income taxes	(6,866)	7,995
Loss on extinguishment of debt	—	1,700
Impairment and lease termination charges	1,991	1,126
(Gain)/loss on disposal of property and equipment	(499)	148
Gain on sale-leaseback	(2,374)	—
Share-based compensation	10,493	10,658
Change in accounts and notes receivable allowances	193	110
Inventory write-off	251	776
Other	(733)	(425)
Change in operating assets and liabilities, excluding business acquisitions and foreign currency translation adjustments	(8,238)	1,536
Net cash provided by operating activities	53,923	56,845
CASH FLOWS USED FOR INVESTING ACTIVITIES:
Purchase of property and equipment	(51,460)	(52,842)
Proceeds from disposals of assets	872	147
Proceeds from sale-leaseback	3,000	—
Acquisition of shops and franchise rights from franchisees, net of cash acquired	—	(33,888)
Principal payments received from loans to franchisees	29	45
Disbursement for loan receivable	(720)	—
Maturities of held-to-maturity debt securities	—	277
Net cash used for investing activities	(48,279)	(86,261)
CASH FLOWS (USED FOR)/FROM FINANCING ACTIVITIES:
Proceeds from the issuance of debt	53,000	540,000
Repayment of long-term debt and lease obligations	(50,179)	(541,353)
Payment of financing costs	—	(1,700)
Proceeds from structured payables	153,097	140,598
Payments on structured payables	(133,530)	(138,100)
Payment of contingent consideration related to a business combination	(900)	—
Capital contribution by shareholders, net of loans issued	(27)	120,932
Payments of issuance costs in connection with IPO	(12,458)	—
Proceeds from sale of noncontrolling interest in subsidiary	410	53,256
Distribution to shareholders	(11,710)	(34,364)
Payments for repurchase and retirement of common stock	(2,363)	(102,698)
Distribution to noncontrolling interest	(9,496)	(6,018)
Net cash (used for)/provided by financing activities	(14,156)	30,553
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,473)	(1,161)
Net decrease in cash, cash equivalents and restricted cash	(12,985)	(24)
Cash, cash equivalents and restricted cash at beginning of period	39,192	37,483
Cash, cash equivalents and restricted cash at end of period	$26,207	$37,459

Krispy Kreme, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(in thousands, except per share amounts)

	Quarter Ended		Two Quarters Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Net (loss)/income	$(2,408)	$(14,996)	$4,050	$(15,374)
Interest expense, net	7,586	9,793	14,937	18,042
Interest expense — related party(1)	—	4,821	—	10,387
Income tax expense	1,574	9,923	5,374	10,608
Depreciation and amortization expense	27,814	25,194	55,655	48,595
Share-based compensation	5,452	8,290	10,493	10,658
Employer payroll taxes related to share-based compensation	35	841	90	841
Other non-operating expense/(income), net(2)	756	(416)	435	(858)
Acquisition and integration expenses(3)	82	223	599	2,375
Shop closure expenses(4)	1,894	—	2,124	—
Restructuring and severance expenses(5)	476	1,336	476	1,336
IPO-related expenses(6)	—	6,727	—	10,203
Gain on sale-leaseback	—	—	(2,374)	—
Other(7)	4,100	657	4,409	1,983
Adjusted EBITDA	$47,361	$52,393	$96,268	$98,796

	Quarter Ended		Two Quarters Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Segment Adjusted EBITDA:
U.S. and Canada	$26,017	$28,285	$59,625	$55,848
International	19,535	23,673	36,779	39,021
Market Development	10,495	9,858	21,782	20,749
Corporate	(8,686)	(9,423)	(21,918)	(16,822)
Total Adjusted EBITDA	$47,361	$52,393	$96,268	$98,796

	Quarter Ended		Two Quarters Ended
(in thousands, except per share amounts)	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Net (loss)/income	$(2,408)	$(14,996)	$4,050	$(15,374)
Interest expense — related party(1)	—	4,821	—	10,387
Share-based compensation	5,452	8,290	10,493	10,658
Employer payroll taxes related to share-based compensation	35	841	90	841
Other non-operating expense/(income), net(2)	756	(416)	435	(858)
Acquisition and integration expenses(3)	82	223	599	2,375
Shop closure expenses(4)	2,144	—	2,374	—
Restructuring and severance expenses(5)	476	1,336	476	1,336
IPO-related expenses(6)	—	6,727	—	10,203
Gain on sale-leaseback	—	—	(2,374)	—
Other(7)	4,100	657	4,409	1,983
Amortization of acquisition related intangibles(8)	6,978	7,627	14,224	15,076
KKI Term Loan Facility interest and debt issuance costs(9)	—	2,341	—	2,341
Tax impact of adjustments(10)	(2,341)	(798)	(3,419)	(4,820)
Tax specific adjustments(11)	(628)	3,816	(628)	3,947
Adjusted net income	$14,646	$20,469	$30,729	$38,095
Net income attributable to noncontrolling interest	(1,441)	(2,146)	(3,897)	(4,829)
Adjusted net income attributable to Krispy Kreme, Inc.	$13,205	$18,323	$26,832	$33,266
Adjustment to adjusted net income attributable to common shareholders	—	(424)	(374)	(417)
Adjusted net income attributable to common shareholders - Basic	$13,205	$17,899	$26,458	$32,849
Additional income attributed to noncontrolling interest due to subsidiary potential common shares	(83)	(120)	(122)	(145)
Adjusted net income attributable to common shareholders - Diluted	$13,122	$17,779	$26,336	$32,704
Basic weighted average common shares outstanding	167,367	132,351	167,314	128,669
Dilutive effect of outstanding common stock options and RSUs	1,973	3,507	2,099	3,385
Diluted weighted average common shares outstanding	169,341	135,858	169,413	132,054
Adjusted net income per share attributable to common shareholders:
Basic	$0.08	$0.14	$0.16	$0.26
Diluted	$0.08	$0.13	$0.16	$0.25
(1)Consists of interest expense related to the Related Party Notes which were paid off in full during the quarter ended July 4, 2021.
(2)Primarily foreign translation gains and losses in each period.
(3)Consists of acquisition and integration-related costs in connection with the Company’s business and franchise acquisitions, including legal, due diligence, consulting and advisory fees incurred in connection with acquisition and integration-related activities for the applicable period.
(4)Includes lease termination costs, impairment charges, and loss on disposal of property, plant and equipment. Shop closure expenses included in Adjusted Net Income are inclusive of accelerated depreciation related to replacing a point of sale system.
(5)The quarter and two quarters ended July 3, 2022 consist of costs associated with restructuring of the global executive team. The quarter and two quarters ended July 4, 2021 consist of severance and related benefits costs associated with the Company’s realignment of the Company shop organizational structure to better support the DFD and Branded Sweet Treat Line businesses.
(6)Includes consulting and advisory fees incurred in connection with preparation for and execution of the Company’s IPO.
(7)The quarter and two quarters ended July 3, 2022 and July 4, 2021 consist primarily of legal expenses incurred outside the ordinary course of business.

(8)Consists of amortization related to acquired intangible assets as reflected within depreciation and amortization in the Condensed Consolidated Statements of Operations.
(9)Includes interest expense of $0.6 million and debt issuance costs of $1.7 million incurred and recognized as expenses in the quarter ended July 4, 2021 in connection with the extinguishment of the KKI Term Loan Facility within four business days of receipt of the net proceeds from the IPO.
(10)Tax impact of adjustments calculated applying the applicable statutory rates. The quarter and two quarters ended July 3, 2022 also include the impact of disallowed executive compensation expense and a discrete tax benefit related to a legal accrual.
(11)The quarter and two quarters ended July 3, 2022 consist of the recognition of a previously unrecognized tax benefit unrelated to ongoing operations. The quarter and two quarters ended July 4, 2021 consist primarily of the effect of tax law changes on existing temporary differences.

Krispy Kreme, Inc.
Segment Reporting (Unaudited)
(in thousands except percentages)

	Quarter Ended		Two Quarters Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Net revenues:
U.S. and Canada	$250,460	$230,918	$503,587	$453,388
International	93,853	89,237	181,054	155,743
Market Development	30,932	29,031	63,136	61,864
Total net revenues	$375,245	$349,186	$747,777	$670,995

Q2 2022 Organic Revenue (1) - QTD	U.S. and Canada	International	Market Development	Total Company
Total net revenues in second quarter of fiscal 2022	$250,460	$93,853	$30,932	$375,245
Total net revenues in second quarter of fiscal 2021	230,918	89,237	29,031	349,186
Total Net Revenues Growth	19,542	4,616	1,901	26,059
Total Net Revenues Growth %	8.5%	5.2%	6.5%	7.5%
Impact of acquisitions	(5,795)	—	1,623	(4,172)
Impact of foreign currency translation	—	7,018	2,044	9,062
Organic Revenue Growth	$13,747	$11,634	$5,568	$30,949
Organic Revenue Growth %	6.0%	13.0%	19.2%	8.9%
(1) Organic revenue is total net revenue adjusted for the impact of acquisitions and foreign currency translation.

Q2 2022 Organic Revenue - YTD	U.S. and Canada	International	Market Development	Total Company
Total net revenues in first two quarters of fiscal 2022	$503,587	$181,054	$63,136	$747,777
Total net revenues in first two quarters of fiscal 2021	453,388	155,743	61,864	670,995
Total Net Revenues Growth	50,199	25,311	1,272	76,782
Total Net Revenues Growth %	11.1%	16.3%	2.1%	11.4%
Impact of acquisitions	(14,929)	—	4,213	(10,716)
Impact of foreign currency translation	—	9,953	3,205	13,158
Organic Revenue Growth	$35,270	$35,264	$8,690	$79,224
Organic Revenue Growth %	7.8%	22.6%	14.0%	11.8%

Q2 2021 Organic Revenue - QTD	U.S. and Canada	International	Market Development	Total Company
Total net revenues in second quarter of fiscal 2021	$230,918	$89,237	$29,031	$349,186
Total net revenues in second quarter of fiscal 2020	184,255	34,412	26,305	244,972
Total Net Revenues Growth	46,663	54,825	2,726	104,214
Total Net Revenues Growth %	25.3%	159.3%	10.4%	42.5%
Impact of acquisitions	(39,429)	—	1,750	(37,679)
Impact of foreign currency translation	—	(11,499)	—	(11,499)
Organic Revenue Growth	$7,234	$43,326	$4,476	$55,036
Organic Revenue Growth %	3.9%	125.9%	17.0%	22.5%

Q2 2021 Organic Revenue - YTD	U.S. and Canada	International	Market Development	Total Company
Total net revenues in first two quarters of fiscal 2021	$453,388	$155,743	$61,864	$670,995
Total net revenues in first two quarters of fiscal 2020	354,705	95,071	56,412	506,188
Total Net Revenues Growth	98,683	60,672	5,452	164,807
Total Net Revenues Growth %	27.8%	63.8%	9.7%	32.6%
Impact of acquisitions	(71,134)	—	(390)	(71,524)
Impact of foreign currency translation	—	(16,462)	—	(16,462)
Organic Revenue Growth	$27,549	$44,210	$5,062	$76,821
Organic Revenue Growth %	7.8%	46.5%	9.0%	15.2%
The following reconciliation shows net revenue and organic revenue growth for the five-week period from July 4, 2022 through August 7, 2022 (“period seven”):

Period Seven 2022 Organic Revenue - PTD	Total Company
Total net revenues in period seven of fiscal 2022	$138,982
Total net revenues in period seven of fiscal 2021	129,218
Total Net Revenues Growth	9,764
Total Net Revenues Growth %	7.6%
Impact of acquisitions	(1,519)
Impact of foreign currency translation	4,163
Organic Revenue Growth	$12,408
Organic Revenue Growth %	9.6%

Sales per Hub	Trailing Four Quarters Ended	Fiscal Year Ended
	July 3, 2022	January 2, 2022	January 3, 2021
U.S. and Canada:
Revenues	$978,612	$928,413	$782,717
Non-Fresh Revenues (1)	(39,677)	(37,311)	(128,619)
Fresh Revenues from Insomnia Cookies and Hubs without Spokes (2)	(399,959)	(415,768)	(323,079)
Sales from Hubs with Spokes	538,976	475,334	331,019
Sales per Hub (millions)	4.4	4.0	3.5

International:
Sales from Hubs with Spokes (3)	$358,306	$332,995	$230,185
Sales per Hub (millions)	9.8	9.1	6.4
(1)Includes legacy wholesale business revenues and Branded Sweet Treat Line revenues.
(2)Includes Insomnia Cookies revenues and Fresh Revenues generated by Hubs without Spokes.
(3)Total International net revenues is equal to sales from Hubs with Spokes for that business segment.

Krispy Kreme, Inc.
Global Points of Access
(Unaudited)

	Global Points of Access (1)
	Quarter Ended		Fiscal Year Ended
	July 3, 2022	July 4, 2021	January 2, 2022
U.S. and Canada: (2)
Hot Light Theater Shops	245	237	241
Fresh Shops	66	56	66
Cookie Shops	221	199	210
Carts, Food Trucks, and Other (3)	1	—	2
DFD Doors	5,520	5,067	5,204
Total	6,053	5,559	5,723
International:
Hot Light Theater Shops	34	28	32
Fresh Shops	386	365	370
Carts, Food Trucks, and Other (3)	2	—	1
DFD Doors	3,003	2,264	2,488
Total	3,425	2,657	2,891
Market Development: (4)
Hot Light Theater Shops	107	113	109
Fresh Shops	778	739	782
Carts, Food Trucks, and Other (3)	29	30	31
DFD Doors	1,017	518	891
Total	1,931	1,400	1,813
Total Global Points of Access (as defined)	11,409	9,616	10,427
Total Hot Light Theater Shops	386	378	382
Total Fresh Shops	1,230	1,160	1,218
Total Cookie Shops	221	199	210
Total Shops	1,837	1,737	1,810
Total Carts, Food Trucks, and Other	32	30	34
Total DFD Doors	9,540	7,849	8,583
Total Global Points of Access (as defined)	11,409	9,616	10,427
(1)Excludes Branded Sweet Treat Line distribution points.
(2)Includes Points of Access that were acquired from a franchisee in Canada during the fourth quarter of fiscal 2021. These Points of Access were previously included in the Market Development segment.
(3)Carts and Food Trucks are non-producing, mobile (typically on wheels) facilities without walls or a door where product is received from a Hot Light Theater Shop or Doughnut Factory. Other includes a vending machine as of July 3, 2022. Points of Access in this category are primarily found in international locations, in airports, train stations, etc. Comparative data has been included in all periods presented above.
(4)Includes locations in Japan, which were acquired in the fourth quarter of fiscal 2020 and are now Company-owned. All remaining Points of Access in the Market Development segment relate to our franchise business.

Krispy Kreme, Inc.
Global Hubs
(Unaudited)

	Hubs
	Quarter Ended		Fiscal Year Ended
	July 3, 2022	July 4, 2021	January 2, 2022
U.S. and Canada:
Hot Light Theater Shops (1)	242	233	238
Doughnut Factories	4	5	4
Total	246	238	242
Hubs with Spokes	127	114	126
International:
Hot Light Theater Shops (1)	26	25	25
Doughnut Factories	11	12	11
Total	37	37	36
Hubs with Spokes	37	37	36
Market Development:
Hot Light Theater Shops (1)	104	112	106
Doughnut Factories	26	26	27
Total	130	138	133
Total Hubs	413	413	411
(1)Includes only Hot Light Theater Shops and excludes Mini Theaters. A Mini Theater is a Spoke location that produces some doughnuts for itself and also receives doughnuts from another producing location.

Krispy Kreme, Inc.
Net Debt and Leverage
(Unaudited)

(in thousands)	July 3, 2022		January 2, 2022
Current portion of long-term debt	$39,844		$36,583
Long-term debt, less current portion	686,013		680,307
Total long-term debt, including debt issuance costs	725,857		716,890
Add back: Debt issuance costs	3,040		3,833
Total long-term debt, excluding debt issuance costs	728,897		720,723
Less: Cash and cash equivalents	(25,796)		(38,562)
Net debt	$703,101		$682,161
Adjusted EBITDA - trailing four quarters	185,417		187,945
Net leverage ratio	3.8	x	3.6	x